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EXHIBIT 10.17

PEOPLES BUILDING LEASE

    This Lease is made May 7, 1999, by CAMPALT BUILDING COMPANY, L.L.C. ("Owner") and KNOWLEDGEWARE SOLUTIONS, L.L.C. ("Tenant"), who agree as follows:

    1.  Premises.  The "Premises" consist of a portion of the office building (Building) and premises located at 60 Monroe Center NW, Grand Rapids, Michigan, Suite 8-A, containing 3,847 rentable square feet, (3,440 useable square feet), as shown on Exhibit A. It is agreed that Tenant's share of the Building total space is 5.3%.

    2.  Term.  The term of this lease is 3 years (36) months, commencing June 1, 1999, ("the Commencement Date") and ending May 31, 2002. If this lease is executed before the Premises are vacant, or otherwise unavailable for occupancy or if any present tenant or occupant of the Premises holds over and Landlord cannot acquire possession prior to the Commencement Date, Landlord shall not be in default. Tenant agrees to accept possession as and when Landlord is able to tender it, and that date will be the Commencement Date. By occupying the Premises, Tenant is deemed to have accepted them. Landlord agrees that should the Commencement Date be later than July 1, 1999, then this lease shall be void.

    3.  Base Rent.  The Base Rent is payable in monthly installments, in advance, payable on the first day of each month ("Rent Day") according to the following schedule:

Year	Rent/Sq. Ft.	Annual Rent	Monthly Rent
1	$8.25	$31,740	$2,645
2	$8.99	$34,596	$2,883
3	$9.80	$37,704	$3,142
		TOTAL $104,040

    4.  Additional Rent.  As additional rent, Tenant agrees to pay its proportionate share (as described in Section 1, above) of any increase in operating expenses of the Building over the amount of Operating Expense for the year most recently ended. Landlord and Tenant agree that the Operating Expenses for the year most recently ended were $246,284 or $3.38 per square foot, with said expenses based on 72,850 square feet. "Operating Expenses" means all costs concerning the land and improvements, including common areas, on and in which the Premises are located, including, without limitation: property taxes and special assessments, general and special; water, sewer, electricity, gas and other utilities, except when separately metered to Tenant; property management fees; accounting expense; janitorial services and utilities for common areas contracted for by Landlord; wages, salaries, fringe benefits and applicable taxes on the employer for service rendered to the Building, except for leasing commissions; snow removal and exterior grounds and Building care; installation and maintenance of signs; insurance; and repairs and general maintenance, not including alterations to meet the needs of specific tenants. Additional Rent under this Section shall be payable monthly in advance, on each Rent Day beginning with the first Rent Day of the calendar year following the date of this Lease. The amount of the monthly installments will be estimated by Landlord. Within 90 days of the end of each calendar year, Landlord will deliver to Tenant an Operating Expense statement for that year. If the installments paid by Tenant are more or less than the additional rent due for that year, the difference will be paid to, or repaid by, Landlord, as the case may be, within 30 days after delivery of the statement. "Base Rent" and "Additional Rent" are sometimes collectively referred to as "Rent" herein. Landlord shall make available janitorial services for the Premises according to the schedule required by Tenant. Tenant shall pay for such services, as Additional Rent, as billed by Landlord.

    5.  Late Charges and Interest.  If Tenant fails to pay the Rent, including Additional Rent due on any Rent Day, or any adjustment in Additional Rent when due, the amount delinquent shall be subject to a late charge of the greater of 10% of the amount, or $400.00, and will also bear interest at the rate of 11% per year. Payments shall be deemed delinquent and subject to the late charge and interest if not received by Landlord within 7 days of the Rent Day.

    6.  Taxes.  Subject to reimbursement under Section 4, Landlord shall pay all property taxes and special assessments. Tenant shall pay all personal property taxes assessed against any personal property owned or leased by Tenant.

    7.  Utilities.  Subject to reimbursement under Section 4, Landlord will provide all utilities to the common areas. Tenant shall have all utilities serving the Premises, except water, sewer and steam, metered in its own name and shall pay all charges and deposits for such utilities. Landlord shall not be responsible if any utility shall be interrupted for causes beyond the reasonable control of Landlord, or stoppage for repairs or improvements. Landlord shall install any required meters at the expense of Tenant.

    8.  Janitorial.  Tenant agrees to reimburse Landlord monthly for daily janitorial services provided to Tenants space. Janitorial service includes: 1) removing trash 2) cleaning of common areas, including bathrooms 3) nightly vacuuming and light dusting.

    9.  Use.  Tenant will use the Premises as a general office only, in a lawful manner and in compliance with the Rules and Regulations prescribed by Landlord from time to time for the well-being of all tenants and the Building Tenant shall not injure the Building or the Premises, permit anything to be done on the Premises tending to disturb other tenants, or permit any activity likely to result in an increase in insurance premium.

    10.  Assignment and Subletting.  Tenant shall not assign this Lease, or sublet the Premises, in whole or in part, without the prior written consent f Landlord, which consent shall not be unreasonably withheld. Notwithstanding any assignment or subletting, Tenant shall remain fully liable on this Lease, unless specifically released by Landlord. Landlord's right to assign its interest in this Lease shall be unqualified. Upon the sale of the Building in which the purchaser assumes all obligations of Landlord under this Lease Landlord shall be released from all obligations to Tenant. Tenant agrees to recognize and attorn to such transferees. Tenant agrees, at Landlord's expense, to execute and deliver, at Landlord's request, a recordable instrument setting forth the provisions of this Section.

    11.  Retention.  Landlord shall have the right at any time, not withstanding anything contained herein to the contrary, to relocate at Landlord's expense the Leased Premises on any floor of the Building, provided that the Tenant's Square Footage shall not be reduced or increased by more than approximately Ten percent (10%). Rent shall be changed based upon change in Tenant's Square Footage contained within Leased Premises. Should Landlord give Tenant written notice of the relocation of the Leased Premises after Tenant has commenced or completed the approved installation of partitioning or other improvements, Landlord shall furnish Tenant with similar partitioning or other improvements of equal quality. Upon relocation, Landlord shall provide 45 days notice of such action and will assume responsibility for all costs and expenses including but not limited to moving, wiring, installation, suitable buildout comparable to previous suite and all other charges customary for this action. Tenant agrees that Landlord's exercise of its election to relocate Tenant shall not terminate this Lease or release Tenant, in whole or in part, from Tenant's obligation to pay Rent and perform the terms, covenants, agreements, and conditions hereunder for the full Lease Term.

    12.  Insurance.  Landlord shall furnish fire and extended coverage insurance on the Premises at its expense. Tenant shall carry its own fire insurance with respect to the contents of the Premises. Tenant shall also, at its expense, maintain adequate public liability insurance in the amounts of no less than $l00,000/$300,000/$100,000, naming Landlord as an additional insured. Tenant annually shall furnish Landlord with a certificate of insurance which will provide that the insurer will not cancel the insurance except upon 10 days notice to Landlord. Tenant agrees to pay as additional rent any increases in insurance premiums which are due to increased hazard attributable to Tenant's use of the Premises.

    13.  Liability.  Tenant agrees to indemnify, defend, and hold harmless Landlord from all claims, damages, judgments or costs resulting from negligence of Tenant, its employees, agents, licensees, guests or invitees, and for any injury occurring on the Premises. Landlord shall be liable for its own negligence. Failure of Tenant promptly to notify Landlord of any defective condition existing on the property or of any injury or damage occurring on or to the property of which Tenant has notice or knowledge shall give Landlord the right to seek indemnification from Tenant for any liability Landlord may incur.

    14.  Waiver of Subrogation.  Landlord and tenant waive all right of recovery against each other for any loss caused by fire or any of the risks covered by standard fire and extended coverage, vandalism and malicious mischief insurance. Each party agrees to have its insurance policies endorsed to provide for a waiver of subrogation by the insurance carrier.

    15.  Destruction.  If, during the term of this Lease or any renewal thereof the Premises are substantially destroyed by fire or other casualty, this Lease shall terminate at the option of either party upon 30 day notice of the casualty, and Rent shall be pro-rated to the date of casualty. If the Premises are damaged, but not wholly destroyed, Landlord shall, at its option, terminate this lease or restore the Premises as quickly as possible at Landlord's expense. In this latter case, rent shall abate for the period in which the Premises are not occupiable.

    16.  Alterations.  After the Commencement Date, no changes shall be made upon the Premises without the prior written consent of Landlord. Tenant shall not paint or decorate any part of the Premises or attach any signs, curtains, blinds, shades, screens or awnings or other projections to the interior or exterior of the Building without Landlord's consent. Any permitted alterations and improvements, not including moveable equipment and trade fixtures, shall be the property of Landlord at the termination of this Lease.

    17.  Remedies/Default.  If Tenant shall default in payment of any sum to Landlord when due; or if Tenant shall default in the performance of any other covenant or condition of the Lease and shall not cure such default within 15 days after notice from Landlord specifying the default; or in case Tenant shall be adjudicated a bankrupt or make any assignment for the benefit of creditors; Landlord may accelerate the full balance of the Rent payable for the balance of the term and sue for such sums, or Landlord may terminate this Lease, or Landlord may, without terminating this Lease, re-enter the Premises and dispossess Tenant and remove Tenant's effects and relet the Premises for the account of Tenant for such rent and upon such terms as shall be reasonably satisfactory to Landlord, crediting the proceeds thereof (net of expenses of re-entry and re-letting, to the unpaid Rent and other amounts due during the remainder of the term, and Tenant shall remain liable for the balance.

    In case suit be brought for recovery of possession of the Premise, for the recovery of any Rent or other amount due, or because of the breach of any other covenant herein on the part of Tenant, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred therefor, including reasonable attorney's fees, which shall be deemed to have been incurred on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. In the event of a material breach of this Lease by Landlord which remains uncured after 30 days notice, Tenant may cancel this Lease.

    18.  Access to Premises.  Landlord shall have the right to enter the Premises at all reasonable times, provided such entry does not interfere with Tenant's business. Landlord shall have the right to use any part of the Premises to install, maintain, use, replace any pipes, ducts, lights and mechanical equipment serving the Premises or other parts of the Building.

    19.  Subordination.  Any mortgage now or hereafter placed upon the Premises or Building shall be deemed to be prior in time and senior to the rights of Tenant. Tenant hereby subordinates all of its interest to the lien of any such mortgage. Tenant shall, at Landlord's request, execute any additional documents necessary to confirm this subordination.

    20.  Security Deposit.  Tenant has deposited $3,142 with Landlord. This deposit will be held by Landlord as security for the performance by Tenant of the terms of this Lease. In the event of failure of Tenant to perform any of its covenants under this Lease, Landlord may, at its option, apply the deposit to compensate Landlord for loss sustained by reason of such breach. Security Deposits may not be used as a set off against any obligation for Rent. If any portion is applied by Landlord for the payment of overdue Rent or other sums payable, Tenant shall, on demand, remit Landlord a sufficient sum to return this security deposit to its original amount. Failure to so remit shall constitute a material breach of this Lease by Tenant.

    21.  Changes By Landlord.  Landlord reserves the right to make changes in the Building and surrounding area. Landlord shall have the right throughout the term of this lease to change the name of the building and improvements in which the premises are located and to make and enforce whatever rules and regulations Landlord deems necessary for the safety and good order of the building and improvements in which the premises

    22.  Holding Over.  If Tenant remains in possession after expiration of this Lease and without execution of a new Lease, it shall be deemed to be occupying the Premises as a Tenant at will, and rent shall accrue at twice the Base Rent and Additional Rent. Such over tenancy shall be from month to month and shall be subject to all the conditions and provisions of this Lease, except that such tenancy is cancelable by either party with a 30 day notice.

    23.  Return of Premises.  Tenant shall return the Premises to Landlord at the termination of this Lease in like condition as on the Commencement Date, reasonable wear and tear excepted.

    24.  Estoppel Agreement.  At the request of Landlord, Tenant shall, within 10 days of request, deliver to Landlord a certificate stating the Commencement Date and the term and certifying as of the date of the certificate, the date to which Rent is paid, and that this Lease is unmodified and Landlord is not in default, or alternatively, the nature of the modifications or alleged default.

    25.  Condemnation.  If the whole or any part of the Premises shall be taken by any public authority under the power or threat of eminent domain, then the term of this Lease shall cease on that part taken from the date of possession and Rent shall be paid to that date. If the portion of the premises taken is such as to substantially impair the use for which the Premises were leased, Tenant shall have the right either to terminate this Lease or to continue in possession of the remaining Premises under the terms of this Lease, except that the Rent shall be reduced proportionately. All damages awarded for such taking shall belong to Landlord, and Tenant hereby waives any right to same.

    26.  Signs.  Tenant shall not install any sign on the Premises without Landlord's consent. Any signs erected by Tenant on the Premises shall be at Tenant's expense.

    27.  Consumer Price Index Adjustment to Base Rent.  In the event that the Consumer Price Index (hereinafter defined) for the Base Year shall be less than the Consumer Price Index for the first Comparison Year after the Base Year or for any Comparison Year thereafter during the term, then Tenant shall pay Landlord as additional rent annually an amount equal to One Hundred Percent (100%) of the Base Rent due during the first twelve (12) full calendar months of the term of this Lease multiplied by the percentage of increase by which the Consumer Price Index in the particular Comparison Year exceeds the Consumer Price Index for the Base Year. Such amount shall be payable annually beginning with the First Anniversary Date of the Lease, in the same manner as provided for and in addition to the Base Rent as adjusted by Paragraph 4 hereof. The term "Consumer Price Index" shall mean the applicable Consumer Price Index for all Urban Consumers covering the Grand Rapids metropolitan area, (1967 equals 100). If the manner in which such Consumer Price Index as determined by the Department of Labor shall be substantially revised, an adjustment shall be made in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the 1967 average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, Landlord will substitute therefor, a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other government agency, or if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication, shall be used in lieu thereof.

    28.  Re-Renting.  Landlord shall have the right: (a) to show the premises to prospective tenants or brokers at any time prior to the expiration or termination of the term, or (b)to display in and about the premises and in the windows thereof the usual and ordinary for rent signs during a period commencing 120 days prior to the expiration or termination of term.

    29.  Time of the Essence.  Time is of the essence of each provision of this lease.

    30.  Severability.  The unenforceability, invalidity, or illegality of any provision shall not render the other provisions unenforceable, illegal or invalid.

    31.  Captions.  The captions of this lease shall have no effect on its interpretation.

    32.  Successors.  This lease shall be binding on and inure to the benefit of the parties and their successors.

    33.  Construction.  This Lease represents the entire agreement between the parties relative to the within subject matter. Any gender shall include all genders, the singular shall include the plural, and vice versa. This Lease shall be construed under the laws of the State of Michigan.

    34.  Build Out.  The cost of $12,000 will be applied to carpet, painting and interior wall removal and repair. Kitchen will also be updated based upon approval by both tenant and landlord. All modifications are subject to Landlord approval. Any cost over $12,000 will be paid by tenant.

EXECUTED AS OF THE DAY FIRST ABOVE WRITTEN:

LANDLORD	TENANT
CAMPAU BUILDING COMPANY, L.L.C.	KNOWLEDGEWARE SOLUTIONS. L.L.C.
By: Paul B. Renucci	By: William F. Klco
Its: Member	Its: President
/s/ PAUL B. RENUCCI	/s/ WILLIAM F. KLCO

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PEOPLES BUILDING LEASE